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                     December 8, 2022

       Christopher Hix
       Chief Financial Officer
       Enovis Corporation
       2711 Centerville Road, Suite 400
       Wilmington, Delaware 19808

                                                        Re: Enovis Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-34045

       Dear Christopher Hix:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services